FIRST AMENDMENT TO
HALLIBURTON COMPANY EMPLOYEE STOCK PURCHASE PLAN
AS AMENDED AND RESTATED FEBRUARY 11, 2009

WHEREAS, the Board of Directors of Halliburton Company (the “Board”) has previously adopted the Halliburton Company Employee Stock Purchase Plan, as amended and restated February 11, 2009 (the “Plan”), and subsequently approved by the stockholders of Halliburton Company on May 20, 2009;

WHEREAS, pursuant to paragraph 16 of the Plan, the Board has the authority to amend the Plan or any part thereof from time to time;

WHEREAS, the Board now desires to amend the Plan in several respects;

NOW, THEREFORE, the Board does hereby amend the Plan, effective as of the date signed below, as follows:

1.           The definition of “Eligible Employee” in paragraph 2 of the Plan is amended to read as follows:

“‘Eligible Employee’ means, as of each Enrollment Date, each employee of the Company or a Participating Company, but excluding (i) employees who are employed in a foreign country whose laws or regulations effectively prohibit participation in the Plan, or (ii) employees who are customarily employed by the Company less than twenty (20) hours per week or less than five (5) months in any calendar year.  Additionally the Committee may also determine that a designated group of highly compensated employees are ineligible to participate in the Plan so long as the group fits within the definition of ‘highly compensated employee’ in Code Section 414(q).”

2.           Paragraph 9(b) Leave of Absence shall be deleted and paragraph 9(c) shall become paragraph 9(b).

IN WITNESS WHEREOF, Halliburton Company has caused these presents to be duly executed this 10th day of February, 2011.

HALLIBURTON COMPANY

By:           /s/ David J. Lesar